UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2020

ADOMANI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38078	46-0774222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1215 Graphite Drive

Corona, California 92881

(Address of principal executive offices) (Zip Code)

(951) 407-9860

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	ADOM	OTC Markets Group Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into Material Definitive Agreement.

Private Placement

On December 24, 2020, ADOMANI, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, whereby the Company will sell, and the investors will purchase, shares of common stock of the company, par value $0.00001 (the “Common Stock”), and warrants (the “Warrants”) to purchase additional shares of Common Stock (the “Financing”).

The first closing of the Financing is subject to, and contingent upon, the completion of customary conditions to closing. Upon the first closing, the Company will raise gross proceeds of $5,750,000 through the sale and issuance of 11,500,000 shares of Common Stock at a purchase price equal to $0.50 per share, and Warrants to purchase up to an aggregate of 8,625,001 shares of Common Stock at an exercise price of $0.50 per share.

The second closing of the Financing is subject to, and contingent upon, the effectiveness of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) registering the shares of Common Stock sold, or issuable under the Warrants, in connection with the Financing, and the closing of the proposed business combination transaction with Envirotech Drive Systems Incorporated (the “Transaction”). Upon the second closing, the Company will raise aggregate gross proceeds of approximately $17,250,000 through the sale and issuance of 38,333,334 shares of Common Stock at a purchase price equal to $0.45 per share, and Warrants to purchase up to an aggregate of 19,166,670 shares of its Common Stock at an exercise price of $1.00 per share.

In connection with the Financing, the Company’s officers and directors agreed not to sell or otherwise dispose of any of the shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock held by them for a period ending 30 days after the Effective Date (as defined in the Purchase Agreement), subject to certain exceptions.

The securities to be sold in the Financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. However, in conjunction with the first closing of the Financing, the Company has also entered into a registration rights agreement (the “Registration Rights Agreement”) whereby the Company agreed to register, on behalf of the investors, the shares of Common Stock and the shares of Common Stock underlying the Warrants.

The foregoing description of the terms of the Purchase Agreement, the Warrants, and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the terms of the Purchase Agreement, the Warrants and the Registration Rights Agreement, the forms of which are attached as Exhibits 10.1, 4.1 and 10.2, respectively.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. These securities will be issued pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. The investors have represented their intentions to acquire the securities for investment only and not with a view toward distribution. The holders were given adequate information about the Company to make an informed investment decision. The Company did not engage in any general solicitation or advertising. The Company will issue the Common Stock and Warrants with the appropriate restrictive legend affixed thereto.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01	Other Events.

On December 24, 2020, the Company issued separate press releases announcing the signing of the letter of intent in connection with the Transaction and the signing of the Purchase Agreement, copies of which are filed as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Warrant.

10.1	Form of Securities Purchase Agreement, dated December 24, 2020, by and between ADOMANI, Inc. and the parties thereto.

10.2	Form of Registration Rights Agreement.

99.1	Press Release of ADOMANI, Inc., dated December 24, 2020, regarding the Transaction.

99.2	Press Release of ADOMANI, Inc., dated December 24, 2020, regarding the Financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOMANI, INC.

Dated: December 28, 2020	By:	/s/ Michael K. Menerey
Michael K. Menerey
Chief Financial Officer